Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-277372, 333-270115, 333-263391, and 333-254825) on Form S-8 and (Nos. 333-282008 and 333-252814) on Form S-3 of our report dated February 24, 2025, with respect to the consolidated financial statements of Hims & Hers Health, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

San Francisco, California
February 24, 2025